Exhibit 1.07

For more information:

Investor Relations Monish Bahl CDC Corporation +1 678-259-8510 monishbahl@cdcsoftware.com	Media Relations Lorretta Gasper CDC Software +1 678-259-8631 lgasper@cdcsoftware.com	Ian Huntly Rifle-Shot +27 (0)82 650 0618 Ian.huntly@rifle-shot.com

CDC Software Expands in Africa Through New VAR

Rifle-Shot Performance Holdings to Serve as Exclusive VAR of Ross Enterprise and CDC Factory
Solutions in Africa

HONG KONG, ATLANTA – June 18, 2008 – CDC Software, a wholly owned subsidiary of CDC Corporation (NASDAQ: CHINA) and a provider of industry-specific enterprise software applications and business services, announced today that it has entered into an agreement with Rifle-Shot Performance Holdings where Rifle-Shot will act as the exclusive value-added reseller (VAR) of CDC Software’s process manufacturing industry solutions throughout Africa,especially in the rapidly-growing South Africa market.

This agreement helps CDC Software expand its footprint in the expanding market for enterprise solutions in Africa. According to Business Monitor International’s (BMI) South Africa Information Technology Report released in May 2008, the total size of the South Africa IT market is expected to increase 45 percent from (U.S.) $8 billion in 2007 to approximately (U.S) $11.6 billion in 2012. Also, the software market in South Africa is expected to grow to more than (U.S.) $1.6 billion this year, and to achieve CAGR (compound annual growth rate) of approximately 9 percent between 2007-2012 (According to BMI).

Based in Johannesburg, South Africa, Rifle-Shot is a leading provider of targeted consulting and implementation services in the fields of Operational Intelligence, including Process Enterprise Resource Planning (ERP), Manufacturing Execution Systems (MES), Process Safety, Supply Chain, Customer Relationship Management (CRM) and Business Intelligence (BI).

"Rifle-Shot’s wealth of knowledge, their strong customer base, as well as their expertise in the process manufacturing industries in both South and sub-Saharan Africa, make them an ideal partner for our expansion in this potentially lucrative market,” said Bruce Cameron, senior vice president of Global Sales, CDC Software. “We believe that many process manufacturers in Africa may benefit from implementing our Ross and CDC Factory solutions. We are very excited to partner with Rifle-Shot and expand our footprint in this growing enterprise software market.”

Ian Huntly, managing director of Rifle-Shot commented, “We are very excited about this partnership and the expanded benefits we expect to offer our clients through CDC Software’s solutions. We have already helped a large number of companies improve their businesses through our software implementations and we believe that CDC Software’s industry-focused and proven process manufacturing solutions can now help our clients realize a more value and lower total cost of ownership.”

About Ross Enterprise
Ross Enterprise is an innovative suit of software solutions that help process manufacturers worldwide fulfill their business growth objectives through increased operational efficiencies, improved profitability, strengthened customer relationships and streamlined regulatory compliance. Ross Enterprise offers industry-specific functionally for a variety of process industries including food and beverage, consumer products, life sciences, chemicals, metals and natural products. The comprehensive suite of solutions includes functionality in enterprise resource management (ERP), supply chain management (SCM), customer relationship management, real time performance management, order management (OMS), warehouse management (WMS), human resource planning, performance management and business analytics. For more information, visit www.rossinc.com

About CDC Factory
CDC Factory is the first packaged manufacturing operations system for food and consumer products manufacturers. By standardizing the best practices of lean manufacturing, OEE (Overall Equipment Effectiveness) and continuous improvement, CDC Factory provides a real-time framework that integrates scheduling, operations, quality and maintenance. The solution enables bottom-line profit improvements within six months by exposing hidden opportunities for performance improvement. CDC Factory eliminates reams of paperwork and provides operators and supervisors with clear, real-time insight into the performance of production lines. CDC Factory empowers workers to improve production performance, increase operational efficiencies and see how they actively contribute to profitability.

About Rifle Shot Performance Holdings
Rifle Shot Performance Holdings was formed in 2001 and Rifle-Shot provides targeted consulting and implementation skills in the fields of Operational Intelligence including; Process Enterprise Resource Planning (ERP), Manufacturing Execution Systems (MES), Process Safety, Supply Chain, Customer Relationship Management (CRM) and Business Intelligence (BI) to the Automotive, Metals & Mining, Process and Utilities industries. Rifle-Shot is a Level 4 BBBEE compliant organisation headquartered in Sandton, South Africa.

About CDC Software
CDC Software, The Customer-Driven Company™, is a provider of enterprise software applications designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability.  CDC Software’s product suite includes: CDC Factory (manufacturing operations management), Ross ERP (enterprise resource planning) and SCM (supply chain management), IMI (warehouse management and order management), Pivotal CRM and Saratoga CRM (customer relationship management), Respond (customer complaint and feedback management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, Platinum HRM (human resources) and business analytics solutions.

These industry-specific solutions are used by more than 6,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, and wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, outsourced business services, application management and offshore development. CDC Software is the enterprise software unit of CDC Corporation (NASDAQ: CHINA) and is ranked number 12 on the MBT 2007 Global 100 List of Enterprise and Supply Chain Management Application vendors. For more information, please visit www.cdcsoftware.com.

About CDC Corporation
The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Mobile focused on mobile applications, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

Cautionary Note Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our beliefs regarding Rifle Shot’s performance of its obligations under our agreement and the expected benefits thereof; our beliefs regarding the existing and potential market for IT and Software in Africa; ouor beliefs regarding the suitability of Rifle Shot as a strategic partner and VAR; our beliefs regarding the potential benefits to process manufacturers in Africa of our CDC Factory and Ross solutions; our beliefs regarding the expected benefits to future customers in Africa; our and Rifle-Shot intentions relating to the resale of Ross Enterprise in Africa, our expectations and those of with respect to the completion of a definitive agreement relating to our strategic alliance and the terms, conditions and timing thereof, our plans to build upon past successes, our beliefs regarding market and customer needs, demands and preferences, our beliefs regarding present and future product support and development, our ability to leverage Rife-Shot’s strength to commercially expand in Africa, our expectations regarding the effects and benefits of this strategic alliance, our expected expansion of Ross Enterprise, our ability to realize continued successes with marketing and selling in Africa, our ability to attain future expansion with other products in Africa, Rifle-Shot’s ability to market and sell Ross Enterprise product solutions to the Africa market, our ability to rapidly expand our footprint in Africa, our ability to leverage vertical industry specialization to gain competitive advantages, and other statements that are not historical fact, the achievement of which involve risks, uncertainties and assumptions. If any such risks or uncertainties materialize or if any of the assumptions proves incorrect, our results could differ materially from the results expressed or implied by the forward-looking statements we make. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements, including the following: (a) the ability to realize strategic objectives by taking advantage of market opportunities in Africa; (b) the ability to make changes in business strategy, development plans and product offerings to respond to the needs of current, new and potential customers, in Africa; (cd) the ability to address technological changes and developments including the development and enhancement of products; and (e) the entry of new competitors and their technological advances. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2006 on Form 20-F filed on July 2, 2007. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.